EXHIBIT 99.1

News Release	Craig Manson Investor Relations Ceridian Corporation 952/853-6022

Ceridian Reports Third Quarter Results

Provides Restated Results and Offers
Updated Fourth Quarter and Fiscal Year Earnings Guidance

John R. (Jack) Eickhoff to Retire as Chief Financial Officer
Douglas C. Neve named as Successor

Additional Document Request from SEC

Webcast Teleconference at 10:00 a.m. Eastern Time on December 16, 2004

Third Quarter 2004 Highlights:

•	Revenue of $334.3 million up 10.7 percent year over year

•	Human Resource Solutions posts ninth consecutive quarter of top-line growth with revenue of $241.7 million

•	Comdata posts second straight quarter of double digit revenue growth at $92.6 million

•	EPS of $.11

•	Cash flow from operations remains strong. Debt balance reduced during the quarter by $36 million to $123.0 million. Cash balance remains healthy at $156.3 million.

MINNEAPOLIS, MN, December 15, 2004 – Ceridian Corporation (NYSE: CEN) today reported third quarter 2004 earnings, provided restated historical financial results, and gave updated guidance for the fourth quarter of 2004. Review of earnings results and adjustments by the Company’s external auditors is continuing.

Third quarter 2004 net earnings were $26.0 million, or $.11 per diluted share of common stock, on revenue of $334.3 million. Supplementary schedules containing historical earnings results for the past ten quarters along with restated segment information are available on Ceridian Corporation’s website at www.ceridian.com.

“Revenue growth for the third quarter of 2004 was strong in both of our business units, and was in line with the expectations we set in October,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian.

“Earnings per share of $.11 for the quarter came in slightly below our preliminary estimates, primarily because we underestimated the additional third quarter expense that would result from applying the revised capitalization policy to software development spending in the Human Resource Solutions (HRS) business.

“During the third quarter, the HRS business posted solid top-line growth. Strong installations, higher float balances, better retention, higher interest rates, a weaker dollar, and firming customer employment levels combined to drive revenue higher. Order levels in U.S. HRS were weak, however, because of the disruption and uncertainty related to the internal accounting investigation. On the positive side, orders in Canada and the U.K. were very strong.

“Comdata posted very strong results in the third quarter, and the outlook for this business is excellent. Revenue was up significantly year over year. Transaction levels in the core fueling business remain strong and the new BusinessLink service continues to gain traction. Stored Value Systems again posted strong double digit growth, as demand for gift cards is at an all time high.

“Cash flow from operations remained healthy during the third quarter, despite incremental spending of approximately $7 million on the internal investigation and Sarbanes-Oxley compliance. Debt was paid down by $36 million since the end of the June quarter, and the cash balance remained healthy at $156 million.”

Restatement

Ceridian expects to file with the Securities and Exchange Commission (“SEC”) its amended Form 10-K for 2003, its amended Form 10-Q for the first quarter of 2004, and its Form 10-Q reports for the second and third quarters of 2004 in the next few weeks. Additional adjustments have been made to Ceridian’s historical financial statements since our October 18, 2004 press release reporting second quarter results. The adjustments, which pertain to the results of HRS, are primarily line item expense reclassifications, and there was a minor change in revenue reporting relating to services provided to our customers by third party vendors. The adjustments reduced reported R&D expense, reduced reported selling expense, increased reported cost of revenue, and caused a minor reduction in HRS revenue. The impact on net profit from these most recent adjustments was minimal. Schedules D, E and F posted on Ceridian’s web site reflect these additional adjustments and the latest restated financial results for the Company.

The Company is reviewing one other issue related to revenue recognition in its U.K. HRS operation which may or may not result in an additional adjustment to its historical financial statements. The Company anticipates that any adjustment related to this remaining issue would not be material.

Guidance for Fourth Quarter 2004

HRS revenue and margins will be negatively impacted by continuing weakness in order levels in the U.S. The Company anticipates that orders should rebound as the uncertainty surrounding the Audit Committee investigation clears, however, we now expect HRS orders in the fourth quarter to be down modestly compared to last year. This will also have a negative impact on our performance in 2005.

For the fourth quarter, the Company expects earnings per share to be $.24 to $.27; HRS revenue to be between $276 million and $282 million; and Comdata revenue to be between $87 million and $90 million.

For the full year, earnings per share are expected to be between $.64 and $.67; HRS revenue to be between $996 million and $1,002 million; and Comdata revenue to be between $350 million and $353 million.

Free cash flow (cash from operations less capital expenditures) is expected to be between $140 million and $150 million for 2004.

Management Succession

The Company also announced that John R. (Jack) Eickhoff, Executive Vice President and Chief Financial Officer, will retire after forty-one years with the Company effective at the end of the year or upon the Company filing with the SEC of its amended Annual Report for 2003, amended Quarterly Report for the first quarter of 2004, and its Quarterly Reports for the second and third quarters of 2004. Loren D. (Buzz) Gross, Vice President and Corporate Controller, also will retire at that time after thirty-two years with the Company.

The Company further announced that Douglas C. Neve has accepted an offer to serve as the Company’s Executive Vice President and Chief Financial Officer following the retirement of Mr. Eickhoff. Mr. Neve is a senior audit partner with the public accounting firm of Deloitte & Touche LLP. Mr. Turner said, “Doug is a veteran of the accounting world who has, over the last seven months, developed an in-depth working knowledge and insight as to Ceridian. Deloitte has been assisting us with our Sarbanes-Oxley 404 efforts as to internal controls. Doug has been leading the Deloitte team, so he already knows first-hand our finance department, our people, our systems, and our internal controls.”

SEC Document Request and Investigation

As previously announced, the Company is responding to a document request from the SEC, and the SEC has issued a formal order of investigation. In February 2004, the Company provided documents responsive to the SEC. In July 2004, the Company advised the SEC of the investigation the Audit Committee of the Board of Directors was undertaking. Since that time, the Company has continued to keep the SEC advised on a regular basis of the Audit Committee’s investigation. On December 10, 2004, the Company received a further formal document request from the SEC. The formal document requests state that the SEC investigation is a non-public, fact-finding inquiry, and that the investigation and document requests do not mean that the SEC has concluded that the Company has violated any securities laws. The Company is fully cooperating with the SEC is in the process of responding to the SEC’s additional document request.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 10:00 a.m. (EST) on Thursday, December 16, 2004. The webcast can be accessed through the Investor Relations section of Ceridian’s website at . A replay of the call will also be available at the same address beginning at l2:00 p.m. (EST) on December 16, 2004.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the investigation conducted by the Audit Committee and the pending shareholder litigation, and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in millions, except per share data) (Unaudited)	Ceridian Corporation and Subsidiaries

	For Periods Ended September 30,
	Current Quarter		Year to Date
	2004	2003	2004	2003
		(Restated)		(Restated)
Revenue	$334.3	$302.0	$983.5	$914.6
Costs and Expenses
Cost of revenue	186.6	165.3	533.0	497.7
Selling, general and administrative	113.4	88.3	332.2	277.5
Research and development	9.7	7.8	27.4	21.9
Other expense (income)	(0.7)	(1.1)	(2.4)	(1.3)
Interest income	(0.7)	(0.5)	(1.7)	(1.5)
Interest expense	1.2	1.3	3.2	3.6
Total costs and expenses	309.5	261.1	891.7	797.9
Earnings before income taxes	24.8	40.9	91.8	116.7
Income tax provision	8.4	14.9	31.9	41.5
Net earnings	$16.4	$26.0	$59.9	$75.2
Earnings per share
Basic	$0.11	$0.17	$0.40	$0.51
Diluted	$0.11	$0.17	$0.40	$0.50
Shares used in calculations (in thousands)
Weighted average shares (basic)	149,098	148,426	148,985	148,282
Dilutive securities	1,544	2,156	2,271	1,098
Weighted average shares (diluted)	150,642	150,582	151,256	149,380

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in millions)	Ceridian Corporation and Subsidiaries

	September 30,	December 31,
	2004	2003
		(Restated)
Cash and equivalents	$156.3	$124.2
Trade receivables	511.9	436.4
Other receivables	35.2	36.5
Other assets	1,408.4	1,428.1
Total assets before customer funds	2,111.8	2,025.2
Customer funds	3,310.0	3,141.3
Total assets	$5,421.8	$5,166.5
Debt	$123.0	$163.5
Drafts and settlements payable	180.8	113.7
Other liabilities	539.4	499.4
Total liabilities before customer funds obligations	843.2	776.6
Customer funds obligations	3,285.7	3,141.3
Total liabilities	4,128.9	3,917.9
Stockholders’ equity	1,292.9	1,248.6
Total liabilities and stockholders’ equity	$5,421.8	$5,166.5

Schedule C

Ceridian Corporation and Subsidiaries
Revenue Comparisons
(Dollars in millions)

	Third Quarter		Nine Months YTD
	2004	2003	2004	2003
		(Restated)		(Restated)
HRS	$241.7	$222.3	$720.5	$676.5
Comdata	92.6	79.7	263.0	238.1
Total revenue	$334.3	$302.0	$983.5	$914.6

Ceridian Corporation and Subsidiaries
Earnings Comparisons
(Dollars in millions)

	Third Quarter		Nine Months YTD
	2004	2003	2004	2003
		(Restated)		(Restated)
HRS	$(4.3)	$14.2	$8.1	$40.0
Comdata	29.6	27.5	85.2	78.8
Earnings before interest and taxes	$25.3	$41.7	$93.3	$118.8
Interest, net (not allocated to business units)	(0.5)	(0.8)	(1.5)	(2.1)
Earnings before income taxes	$24.8	$40.9	$91.8	$116.7